Exhibit 99.1

February 20, 2026	Analyst Contact:	Erin Dailey 918-947-7411
	Media Contact:	Leah Harper 918-947-7123

ONE Gas Sets Record Date for
2026 Annual Meeting of Shareholders

TULSA, Okla. – Feb. 20, 2026 – ONE Gas, Inc. (NYSE: OGS) will hold its 2026 Annual Meeting of Shareholders as a virtual meeting only on Thursday, May 21, 2026, at 10 a.m. Eastern Daylight Time (9 a.m. Central Daylight Time). The meeting will also be audio webcast on the ONE Gas website, www.onegas.com.

The record date for determining shareholders entitled to receive notice of the meeting and to vote is March 23, 2026.

Date:	Thursday, May 21, 2026, at 10 a.m. Eastern (9 a.m. Central)
Virtual:	Register to virtually attend the live online Annual Meeting at http://www.proxydocs.com/ogs
Webcast:	Log on to the webcast at http://www.onegas.com/investors/events-and-presentations

ONE Gas, Inc. (NYSE: OGS) is a 100-percent regulated natural gas utility, and trades on the New York Stock Exchange and the NYSE Texas under the symbol "OGS." ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.3 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

###